Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne Mackie	Jim Buckley
Chief Financial Officer	Executive Vice President
CRA International	Sharon Merrill Associates, Inc.
617-425-3700	617-542-5300

CRA INTERNATIONAL ANNOUNCES STOCK REPURCHASE PROGRAM

BOSTON, July 26, 2006 — CRA International, Inc. (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced its Board of Directors has authorized a multi-year stock repurchase program of up to a total of 500,000 shares of its common stock.  The primary purpose of the repurchase plan will be to offset the dilutive impact of stock options and restricted stock grants that have been or may be granted to employees, independent directors, and non-employee consultants.

The Company will finance the repurchase program with available cash.  CRA may repurchase shares in open market purchases or in privately negotiated transactions in accordance with applicable insider trading and other securities laws and regulations.  The timing and extent to which the Company repurchases its shares will depend upon market conditions and other corporate considerations as may be considered in the Company’s sole discretion.    The Company currently has 11,666,785 shares of common stock outstanding.  On July 25, 2006, CRA’s stock closed at $44.64 per share.

“We have the financial resources available to fund this stock repurchase program while continuing to execute our growth strategy,” said James C. Burrows, CRA International’s President and CEO.  “CRA currently has in excess of $100 million in cash on hand and an available line of credit of nearly $90 million.  We believe this repurchase program is a prudent use of capital and reaffirms our commitment to building shareholder value over the long term.”

About CRA

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials:  deep vertical experience in a variety of industries;  broad horizontal expertise in a range of functional disciplines;  and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has more than a dozen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release about CRA International’s intent to repurchase up to 500,000 shares of common stock are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties, including then prevailing market conditions.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially.   Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, general economic and business conditions, acquisition costs, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, intense competition, and professional liability.  Further information on factors that could affect CRA’s financial results is included in the Company’s filings with the Securities and Exchange Commission.